Exhibit 99.1

GELSTAT CORPORATION

QUARTERLY REPORT

QUARTER ENDED SEPTEMBER 30, 2023

 (UNAUDITED)

GelStat Corporation
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
Assets	2023 (Unaudited)	2022 (Audited)

Current Assets
Cash	$37,464	$1,730
Accounts receivable	3,344	80
Due to related party	2,300	2,300
Total Current Assets	43,108	4,110

Intangible Asset, net	150,000	—

Other assets:
Warehouse right of use	—	12,720
Security Deposits	—	2,000
	—	14,720

Total Assets	$193,108	$18,830

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$47,257	$76,003
Accrued expenses	285,232	259,732
Other current liabilities	81,567	25,185
Deferred revenue	41,908	—
Loans- related party – current portion	21,916	20,507
Warehouse lease liability – current portion	—	12,720
Convertible note payable, net of discount	21,620	68,702
Total Current Liabilities	499,499	462,849

Other Liabilities
Loans- related party – non current portion	145,235	117,236
Convertible notes payable – non current portion	350,849	144,000
Total Other Liabilities	496,084	261,236

Stockholders’ Deficit
Common stock, $0.01 par value, 5,000,000,000 shares authorized;
1,809,874,946 and 686,179,300 and shares issued at September 30, 2023 and December 31, 2022	18,098,749	6,861,793
Additional paid-in-capital	1,580,774	12,668,256
Accumulated deficit	(20,481,999)	(20,235,304)
Total Stockholders’ Deficit	(802,476)	(705,255)

Total Liabilities and Stockholders' Deficit	$193,108	$18,830

The accompanying notes are an integral part of these financial statements.

1

GelStat Corporation

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2023	2022	2023	2022

Revenues	$34,705	$595	$87,090	$2,139

Cost of goods sold	—	315	44	1,323
Gross profit	34,705	280	87,046	816

Operating expenses:
Personnel costs	67,625	39,756	200,237	133,316
Legal, professional and consulting	12,998	10,420	21,728	62,561
Rent expense	—	4,756	18,645	23,780
Selling, general and administrative expenses	21,755	10,469	45,992	26,810
Stock compensation	7,400	—	22,200	244,625
Total operating expenses	109,778	65,401	308,802	491,092

Other income(expense):
Interest expense	(8,329)	(27,814)	(22,418)	(99,912)
Other income (expense)	957	107	1,013	1,123
Total Other expense	(7,372)	(27,707)	(21,405)	(98,789)

Loss from continuing operations	(82,445)	(92,828)	(243,161)	(589,065)
Loss from discontinuing operations	—	—	(3,534)	—

Net loss	$(82,445)	$(92,828)	$(246,695)	$(589,065)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	1,512,978,664	632,653,995	1,133,523,622	604,505,861

 The accompanying notes are an integral part of these financial statements.

2

GelStat Corporation

Consolidated Statements of Stockholders’ Deficit

For the Three and Nine Months Ended September 30, 2023 and 2022

(Unaudited)

	Common Stock $0.01 Par Value		Additional Paid	Accumulated	Total Stockholders'
	Shares	Amount	in Capital	Deficit	Deficit
Balance December 31, 2021	558,326,873	$5,583,269	$13,561,884	$(19,474,120)	$(328,967)
Shares cancelled from settlement	(101,400,000)	(1,014,000)	1,014,000	—	—
Stock compensation	107,843,750	1,078,438	(833,813)	—	244,625
Warrant exercise	53,209,459	532,095	(513,687)	—	18,408
Stock issued for debt conversion	16,666,667	166,667	(166,667)	—	—
Net loss for the nine months ended September 30, 2022	—	—	—	(589,065)	(589,065)
Balance September 30, 2022	634,646,749	$6,346,467	$13,061,717	$(20,063,185)	$(655,000)

	Common Stock $0.01 Par Value		Additional Paid	Accumulated	Total Stockholders'
	Shares	Amount	in Capital	Deficit	Deficit
Balance June 30, 2022	617,980,082	$6,179,801	$13,228,384	$(19,970,357)	$(562,172)
Stock issued for debt conversion	16,666,667	166,667	(166,667)	—	—
Net loss for the three months ended September 30, 2022	—	—	—	(92,828)	(92,828)
Balance September 30, 2022	634,646,749	$6,346,467	$13,061,717	$(20,063,185)	$(655,000)

	Common Stock $0.01 Par Value		Additional Paid	Accumulated	Total Stockholders'
	Shares	Amount	in Capital	Deficit	Deficit
Balance December 31, 2022	686,179,300	$6,861,793	$12,668,256	$(20,235,304)	$(705,255)
Stock compensation	139,487,180	1,394,872	(1,372,672)	—	22,200
Stock issued for debt conversion	449,804,531	4,498,045	(4,414,562)	—	83,483
Warrants issued to purchase assets	—	—	22,156	—	22,156
Warrants exercised for debt conversion	534,403,935	5,344,039	(5,344,039)	—	—
Warrants issued for debt conversion			21,635	—	21,635
Net loss for the nine months ended September 30, 2023	—	—	—	(246,695)	(246,695)
Balance September 30, 2023	1,809,874,946	$18,098,749	$1,580,774	$(20,481,999)	$(802,476)

	Common Stock $0.01 Par Value		Additional Paid	Accumulated	Total Stockholders'
	Shares	Amount	in Capital	Deficit	Deficit
Balance June 30, 2023	1,275,471,011	$12,754,710	$6,895,778	$(20,399,554)	$(749,066)
Stock compensation	—	—	7,400	—	7,400
Warrants exercise for debt conversion	534,403,935	5,344,039	(5,344,039)	—	—
Warrants issued for debt conversion	—	—	21,635	—	21,635
Net loss for the three months ended September 30, 2023	—	—	—	(82,445)	(82,445)
Balance September 30, 2023	1,809,874,946	$18,098,749	$1,580,774	$(20,481,999)	$(802,476)

The accompanying notes are an integral part of these financial statements.

3

GelStat Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(246,695)	$(589,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of loan discount	15,542	91,027
Accrued interest of related party note	26,536	9,576
Accrued interest on convertible debt	—	2,814
Stock Compensation	14,800	244,625
Changes in operating assets and liabilities:
Accounts receivable	(3,265)	6
Inventory	—	59
Employee advances	—	(15,520)
Accounts payable	12,412	15,218
Accrued expenses	25,500	60,038
Deferred revenue	41,908	—
Other current liabilities	56,382	22,780
Net cash used in operating activities	(56,880)	(158,442)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan repayments- related party	(26,330)	(22,281)
Proceeds from related party loan	16,940	—
Proceeds from convertible note	102,000	120,000
Net Cash Provided By Financing Activities	92,610	97,719

Net increase (decrease) in cash	35,730	(60,723)

Cash - beginning of period	1,730	67,138

Cash - end of period	$37,460	$6,415

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year/period for:
Interest	$—	$—
Taxes	$—	$—

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of intangible assets by issuance of a convertible note	$150,000	$—

Conversion of accounts payable to common stock	$41,158	$—

The convertible of note to equity	$83,483	$—

Warrants issued for purchase assets	$22,155	$—

Warrants issued for debt conversion	$21,635	$—

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022 (Unaudited)

 NOTE 1 - Business

GelStat Corporation ("the Company" or "GelStat") is a publicly traded company trading under the symbol (“GSAC”) that is engaged in research, development, marketing and branding of innovative advanced technology operations. The Company's strategy is to build shareholder value through organic growth and strategic acquisitions.

On May 22, 2023, the Company Formed GSAC Engineering Corporation, a wholly owned subsidiary of GSAC. The subsidiary will be our division dedicated to developing innovative technologies for clean energy and industrial security. Our vision is to create a more sustainable and secure future for our customers and society. We are committed to integrating STEM (science, technology, engineering and math) into our processes and products, as we believe that STEM skills are essential for solving complex challenges and creating value in the 21st century. On June 29, 2023, GSAC engineering acquired key intellectual Property of Duos Technology Group, Inc ( see Note 4) to give the Company greater opportunities in this sector.

NOTE 2- Liquidity and Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company had a net loss of $246,695 and $589,065 for the nine months ended September 30, 2023 and 2022. The Company has an accumulated deficit of $20,481,999 and a stockholders’ deficit of $802,476 as of September 30, 2023, and used $56,880 and $158,442 in cash flow from operating activities for the nine months ended September 30, 2023 and 2022.

Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements were issued. The ability to continue as a going concern is dependent upon profitable future operations, positive cash flows, and additional financing.

Management intends to raise money through a new Regulation A Funding to be filed in 2023. During 2022 the Company raised $144,000 through the execution of convertible notes and it intends to use the issuance of Convertible Notes in the foreseeable future to provide liquidity to support expanded operations. Such funds will enable the company to develop and market its products and for its working capital needs. Management cannot provide any assurances that the Company will be successful in completing these undertakings and accomplishing any of its plans.

NOTE 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting and includes the accounts of its wholly owned subsidiary GSAC Engineering Corporation.

Management's Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. The Company’s significant estimates include, the valuation of inventories and the realizability of income tax assets. Actual results could differ from these estimates.

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GELSTAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022 (Unaudited)

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it is a credit counterparty, and as such, it believes that any associated credit risk exposures are limited.

Risks and Uncertainties

The Company is undertaking a new business venture that is inherently subject to significant risks and uncertainties, including financial, operational, technological and other risks that could potentially have a risk of business failure.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. As of September 30, 2023 and December 31, 2022, the Company did not record an allowance for uncollectible accounts.

Inventories

Inventories are valued using average actual cost. Inventory items replaced by an alternative and rendered unusable or diminished in value are considered to be obsolete. Obsolete inventory items are written down to zero.

Intangible Assets

Intangible assets are amortized on a straight-line basis over the estimated useful lives. The Company assesses the potential impairment to its intangible assets when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Revenue Recognition

In accordance with ASC 606 revenue is recognized upon transfer of control of promised products and/or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products and services. The Company recognizes revenue from sales of services over the life of a contract (typically 12 months) beginning the first month after the contract is signed. At the time of contract signed, service fees are recorded as deferred revenue and are recognized as revenue ratably over the service period.

Cost of Revenue

Cost of revenues consists primarily of product costs and shipping and handling, which are directly attributable to the sale of services.

Advertising

Advertising costs, including the cost of promotional products, which totaled $5,760 and $7,492 for the nine months ended September 30, 2023 and 2022, are charged to operations when incurred.

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GELSTAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022 (Unaudited)

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment. In accordance with ASC 360, the Company periodically evaluates long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When triggering event indicators are present, the Company obtains appraisals on an asset-by-asset basis and will recognize an impairment loss when the sum of the appraised values is less than the carrying amounts of such assets. The appraised values, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised values projected in the evaluation of long-lived assets can vary within a range of outcomes. The appraisals consider the likelihood of possible outcomes in determining the best estimate for the value of the assets. As of September 30, 2023 and 2022, the Company did not record any impairment losses.

Income Taxes

The Company accounts for income tax using Accounting Standard Codification (“ASC 740”) “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Stock Based Compensation

The Company applies the fair value method of ASC 718, Share Based Payment, in accounting for its stock-based compensation. This accounting standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period, if any. As the Company does not have sufficient, reliable, and readily determinable values relating to its common stock, the Company has used the stock value pursuant to its most recent sale of stock for purposes of valuing stock-based compensation.

Earnings or Loss per Common Share

Basic earnings or loss per share is calculated as the income or loss attributable to common stockholders divided by the weighted average number of shares outstanding during each period. Diluted earnings or loss per share is calculated by dividing the net income or loss attributable to common shareholders by the diluted weighted average number of shares outstanding during the year.

Recent Accounting Pronouncements

There are no other recent accounting pronouncements that are expected to have a material effect on the Company's financial statements.

NOTE 4 – Intangible Assets

On June 29, 2023, the Company acquired the intellectual property of Duos Technology Group, Inc., a Florida corporation. The Company exchanged a note for $165,000 for the assets which were valued at $150,000. The differential of $15,000 was recorded as a debt discount. The Company estimated the useful life of the technology to be 5 years. As of September 30, 2023, $1,875 amortization expense was recorded.

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GELSTAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022 (Unaudited)

NOTE 5– Debt

Notes Payable

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

Notes Payable	September 30, 2023	Interest rate	December 31, 2022	Interest rate
Related party note payable	$167,150	10%	$137,742	10%
Less noncurrent portion	145,235		117,235
Current portion of related party note payable	$21,916		$20,507
Convertible notes, net of discount	$372,469	10%	$212,702	10%
Less noncurrent portion	350,849		144,000
Current portion of convertible notes	$21,620		$68,702

Related Party

The Company entered into an agreement with a related party on July 31, 2020, whereby the related party loaned the Company the aggregate principal amount of up to $78,750 in tranches, pursuant to a note, repayable on June 30, 2022. The note carried an annual interest rate of 12% and an Original Issue Discount (OID) of 5%. In addition, the Company issued warrants permitting the related party to purchase for cash 78,750,000 shares of the Company’s common stock at a price to be determined once sufficient authorized shares are available for issuance such that these shares do not exceed the amount of available authorized shares. On January 1, 2022, the note was modified to a principal balance of $132,285 along with $6,292 of accrued interest and the interest rate was modified to 10% per annum. The balance of this note as of June 30, 2023 and December 31, 2022 was $156,682 and $137,742. This includes accrued interest of $8,099 and $12,264 at June 30, 2023 and December 31, 2022, respectively. On September 1, 2023, the note was restructured through the assumption of two personal loans of the lender and a cash payment in the amount of $3,470, assumption of a total of $43,997 plus accrued interest, and a conversion of the remaining balance of $106,003 on terms to be determined. On September 30, 2023 the total balance of the assumed loans and the portion to be restructured totaled $167,150 including a noncurrent portion of $145,235.

Convertible notes

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. (The note bears no interest and is due July 8, 2022.) After the maturity date, the convertible note was revised to include the default fees of 150% of principal and interest, resulting in an increase of the total amount to $98,082. On various dates during the six months ended June 30, 2023, the Company converted $98,082 of debt into 482,248,977 shares at an average conversion price of $0.0002 per share of common stock. The Company also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares with an exercise price of $0.01 as additional consideration for this note. After the maturity date, the warrants were revised to increase the total purchase shares to 594,444,400 with the exercise price $0.0001. As of September 27, 2023, a total 538,738,480 warrants have been exercised at an exercise price of $0.0001 per share with proceeds totaling $53,874, resulting in the issuance of 534,403,935 shares of common stock.

On February 23, 2022, the Company issued a $120,000 convertible note at a discounted price of $100,000. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024. In connection with the issuance of the convertible note, the Company issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through February 23, 2025, at a rate of $0.003 per share of common stock. On August 17, 2023, the note was modified to a principal balance of $240,000 at a discounted price of $220,000, the sum of original issue discount (OID) is $40,000 with a conversion of $0.0004 with a maturity date of August 17, 2025. The company will grant an additional 25% warrant coverage on the new investment with a three-year term and $0.0004 strike price

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GELSTAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022 (Unaudited)

On July 22, 2022, the Company issued 2,000,000 common stock purchase warrants in connection with the issuance of a convertible note in the amount of $24,000 and received $20,000 in proceeds after discount and fees. The common stock purchase warrant is exercisable through July 22, 2025, at a rate of $0.003 per share of common stock.

On June 14, 2023, the Company issued a two-year $41,158 convertible note to a vendor as a result of a settlement agreement for warehouse space. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock.

As described in Note 4, the Company issued a two-year $165,000 convertible note which carries an original issue discount (OID) of 10%. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. In addition, the Company issued a five-year warrant permitting the seller to purchase up to 55,000,000 shares of common stock, at a rate of $0.01 per share of common stock. The warrant was valued using the Black-Scholes pricing model resulting in a fair value of $22,155 which will be amortized over the 5 year term of the note using the straight-line method. The company recorded note amortization of $1,875 and warrants insurance amortization of $2,769 as of September 30,2023.

NOTE 6 – Accrued Salary

As of September 30, 2023 and 2022, the Company has accrued $285,232 and $259,732 in salary to its CEO.

On January 30, 2023, the Board of Directors approved a bonus is the amount of $100,000 payable in stock to its CEO and $198,000 to the members of the Board, $148,000 of such is payable in stock at the closing price on January 30, 2023 of $0.000975 per share, with vesting over 5 years. On February 15, 2022, the Company issued 139,487,180 shares of common stock. To account for the vesting the Company recorded deferred stock compensation of $125,800 at September 30, 2023.

NOTE 7 – Warehouse Lease Agreement

On June 28, 2020, the company entered into a warehouse and office lease agreement for 7554 SW Jack James Drive, Stuart, Florida. The lease started July 1, 2020 and expired on June 30, 2023. The right-to-use asset was $0 and $12,720 on September 30, 2023 and December 31, 2022, respectively.

NOTE 8– Shareholders’ Equity

On February 14, 2023, the company converted $13,600 of debt into 34,000,000 shares at a conversion price of $0.0004 per share of common stock.

On February 15, 2022, the Company issued 139,487,180 shares of common stock to execute stock-based compensation at $0.000975 per share for total proceeds of $136,000.

On March 13, 2023, the company converted $15,000 of debt into 42,857,143 shares at a conversion price of $0.0003 per share of common stock.

On March 31, 2023, the company converted $10,400 of debt into 40,160,000 shares at a conversion price of $0.0003 per share of common stock.

On April 12, 2023, the company converted $10,900 of debt into 44,672,131 shares at a conversion price of $0.0002 per share of common stock.

On April 13, 2023, the company converted $9,600 of debt into 49,230,769 shares at a conversion price of $0.0002 per share of common stock.

9

GELSTAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022 (Unaudited)

On May 15, 2023, the company converted $5,170 of debt into 51,700,000 shares at a conversion price of $0.0001 per share of common stock.

On May 22, 2023, the company converted $5,400 of debt into 54,000,000 shares at a conversion price of $0.0001 per share of common stock.

On June 1, 2023, the company converted $5,400 of debt into 54,000,000 shares at a conversion price of $0.0001 per share of common stock.

On June 8, 2023, the company converted $5,900 of debt into 59,000,000 shares at a conversion price of $0.0001 per share of common stock.

On June 14, 2023, the Company converted $2,473 of debt into 20,184,490 shares at a conversion price of $0.0001 per share of common stock.

On August 17, 2023, the previous $120,000 note was modified to a principal balance of $240,000 at a discounted price of $220,000, the sum of original issue discount (OID) is $40,000 with a conversion of $0.0004. The maturity date of the convertible note is August 17, 2025. The company will grant an additional 25% warrant coverage on the new investment with a three-year term and $0.0004 strike price. (See Note 6)

On September 1, 2023, the loan with related party was restructure through a combination of two personal loans of cash payment in the amount of $3,469.97, assumption of a total of $43,996.92 plus accrued interest, and a conversion of the balance of $106,003.08 with an original issue discount (OID ) of 20%. (See Note 6)

On July 19, 2023, 67,623,878 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $6,762 and resulting in the issuance of 67,623,878 shares of common stock.

On July 27, 2023, 67,623,878 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $6,762 and resulting in the issuance of 67,623,878 shares of common stock.

On August 4, 2023, 74,372,741 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $7,437 and resulting in the issuance of 74,372,741 shares of common stock.

On August 15, 2023, 73,086,068 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $7,309 and resulting in the issuance of 73,086,068 shares of common stock.

On August 25, 2023, 71,738,040 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $7,174 and resulting in the issuance of 71,738,040 shares of common stock.

On September 1, 2023, 89,903,837 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $8,990 and resulting in the issuance of 89,903,837 shares of common stock.

On September 14, 2023, 94,390,038 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $9,439 and resulting in the issuance of 94,390,038 shares of common stock.

On September 27, 2023, 55,705,920 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $5,570.59 and resulting in the issuance of 44,564,736 shares of common stock.

NOTE 9 – Subsequent Events

Management’s Evaluation

Management has evaluated subsequent events through November 28, 2023, the date on which the financial statements were available to be issued. Management has determined that none of the events (other than those identified above) occurring after the date of the balance sheet through the date of Management’s review substantially affect the amounts and disclosure of the accompanying financial statements.

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